Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (No. 333-70953, No. 333-72747, No. 333-58170, No. 333-123397, No. 333-123398, No. 333-133050, and No. 134561) on Form S-8 and (No. 333-135684 and No. 333-136419) on Form S-4 of Superior Bancorp and subsidiaries of our reports dated March 16, 2007 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Superior Bancorp and subsidiaries for the year ended December 31, 2006.
/s/ Carr, Riggs & Ingram, LLC

Dothan, Alabama
March 16, 2007